Exhibit (h)(155)
WAIVER AND AMENDMENT No. 2
to the
Capital Protection Agreement
     This amendment and waiver (the “Waiver and Amendment”) is made as of November 4, 2011, among BNP Paribas Prime Brokerage Inc. (the “Capital Protection Provider” and “Agent”), and Janus Investment Fund (the “Trust”), on behalf of its series, Janus Protected Series – Growth (the “Fund”).
     WHEREAS, the Trust, the Fund, the Agent, Janus Capital Management LLC and BNP Paribas are parties to a Capital Protection Agreement dated as of May 3, 2011 (the “Capital Protection Agreement;” undefined capitalized terms used herein shall have the meanings assigned thereto in the Capital Protection Agreement);
     WHEREAS, the parties executed an amendment to the Capital Protection Agreement dated as of September 7, 2011;
     WHEREAS, on August 5, 2011 Standard & Poors reduced the sovereign rating of the United States from AAA to AA+ (the “Downgrade”);
     WHEREAS, as a result of the Downgrade, pursuant to Section 1.01 and Section 9.01 of the Capital Protection Agreement, the Capital Protection Provider is entitled to amend Appendix A to the Capital Protection Agreement in its sole discretion (the “Amendment Right”);
     WHEREAS, the Fund has requested that the Capital Protection Provider waive its Amendment Right only for the particular instance of the Downgrade;
     WHEREAS, in addition, as a result of the Downgrade, the parties have further agreed to update item (b) of the definition of “Haircut Modification Event” under Section 1.01 of the Capital Protection Agreement;
     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund, the Capital Protection Provider and the Agent agree as follows:
     1. Haircut Modification Event. The definition of “Scheduled Termination Date” in Section 1.01 of the Capital Protection Agreement is hereby amended by replacing clause (b) thereof with the following clause (b), so that the definition of “Haircut Modification Event” will hereinafter read as follows:
          ““Haircut Modification Event” means the occurrence of any of:
     (a) the adoption of or any change in any requirement of Law, or in the interpretation or application thereof, after the date hereof applicable to any Rating Agency that will have a material adverse effect on the operations, independence or methodology of such Rating Agency, or any material change in the rating policies of any Rating Agency, each as determined by the Agent in its reasonable discretion; or
     (b) any downgrade by any Rating Agency of the long term debt rating of the United States. For avoidance of doubt, each such downgrade is a separate Haircut Modification Event; or
     (c) any change by any Governmental Authority in the United States in the regulation of the financial services industry or the financial markets in the United States that has a material impact on the liquidity of the financial markets in the United States as determined by the Agent in its reasonable discretion; or
     (d) at any time the Volatility of the NAV per share of any share class of the Fund shall be equal to or greater than 35% for 10 consecutive Business Days.”
     2. Waiver. Effective as of the date first written above and subject to the execution of this Waiver and Amendment by the parties hereto, the Capital Protection Provider hereby waives the exercise of its Amendment Right exclusively with respect to the Downgrade and, for the avoidance of doubt, not with respect to any other downgrade by a Ratings Agency of the long term debt rating of the United States.
     3. Amendment. Effective as of the date first above written and subject to the execution of this Waiver and Amendment by the parties hereto, the Capital Protection Agreement shall be and is hereby amended on the terms set forth in Section 1 hereof.
     4. Representations. Each party hereto makes, as of the date of this Waiver and Amendment, all representations set forth in the Capital Protection Agreement and the following additional representations:
          (a) Each party hereto has all requisite power and authority to execute and deliver this Waiver and Amendment, and this Waiver and Amendment has been duly authorized, executed an delivered by each such party hereto and is enforceable against such party in accordance with its terms; and
          (b) Any authorization, approval, consent , waiver or other action by, notice to, or filing, qualification or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery or performance of this Waiver and Amendment by each party has been duly obtained or made and is in full force and effect.
     5. Reference to and Effect on the Capital Protection Agreement
          (a) Upon the effectiveness of Section 3 hereof each reference in the Capital Protection Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Capital Protection Agreement as amended and modified hereby, and each reference to the Capital Protection Agreement in any other document, instrument or agreement shall mean and be a reference to the Capital Protection Agreement as modified hereby.
          (b) The Capital Protection Agreement, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
          (c) Except as expressly provided herein, the execution, delivery and effectiveness of this Waiver and Amendment shall not operate as a waiver of any right, power or remedy of the Capital Protection Provider or the Agent, nor constitute a waiver of any provision of the Capital Protection Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
     6. GOVERNING LAW. THIS WAIVER AND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE OTHER REMAINING TERMS OF THE CAPITAL PROTECTION AGREEMENT AND THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.
     7. Paragraph Headings. The paragraph headings contained in this Waiver and Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.
     8. Counterparts. This Waiver and Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

JANUS INVESTMENT FUND, on behalf of its series, Janus Protected Series — Growth
By:	/s/ Stephanie Grauerholz
	Name:	Stephanie Grauerholz
	Title:	Vice President

BNP PARIBAS PRIME BROKERAGE INC., as Capital Protection Provider and Agent
By:	/s/ Jeffrey Lowe
	Name:	Jeffrey Lowe
	Title:	Managing Director

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